CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is made among GoDaddy.com, LLC, a Delaware limited liability company (the “Company”), GoDaddy Inc., a Delaware corporation (“GoDaddy”), and Jared Sine (the “Executive”), effective as of March 18, 2024 (the “Effective Date”).
This Agreement provides certain protections to the Executive in connection with a change in control of GoDaddy or in connection with the termination of the Executive’s employment with the Company under the circumstances described in this Agreement.
The Company, GoDaddy and the Executive agree as follows:
1.Term of Agreement. This Agreement will have an initial term commencing on the Effective Date and ending on May 1, 2025 (the “Initial Term”). At the end of the Initial Term, this Agreement will renew automatically for additional one-year terms (each, an “Additional Term” and together with the Initial Term, the “Term”) unless the Company and GoDaddy, on the one hand, or the Executive, on the other hand, provides the other party or parties, as applicable, with written notice of nonrenewal at least 90 calendar days prior to the date of automatic renewal, provided, however, that if the Company and/or GoDaddy provide notice of nonrenewal to the Executive at a time when the Executive is able and willing to continue employment on the terms and conditions in effect at the time such notice of nonrenewal is provided to the Executive (disregarding any changes to such terms and conditions of employment that would constitute or give rise to Good Reason (within the meaning of the employment letter between the Company, GoDaddy and the Executive, dated February 8, 2024 (the “Employment Letter”)), then the Executive’s employment termination in connection with receipt of such notice of nonrenewal shall constitute a termination without Cause (as defined below) for all purposes of this Agreement. Notwithstanding the foregoing, if a Change in Control occurs during the Term, the Term of this Agreement will extend automatically through the date that is 18 months following the date of the Change in Control (the “CIC Extension Date”). Further, notwithstanding the foregoing, if during the Term, an initial occurrence of an act or omission by the Company constituting the grounds for “Good Reason” in accordance with Section 7(k) has occurred (the “Initial Grounds”), and the expiration date of the applicable cure period under Section 7(k) with respect to such Initial Grounds could occur following the expiration of the term, the Term then in effect, as applicable, the Term will extend automatically through the date that is 30 days following the expiration of such cure period, but such extension of the term will only apply with respect to the Initial Grounds. Notwithstanding anything herein to the contrary, (i) in the event that a definitive agreement is signed that, if the transactions contemplated therein are consummated, would lead to a Change in Control, the Term will automatically be extended through the CIC Extension Date (provided that if such definitive agreement is terminated, the term of this Agreement will revert to the Term that would otherwise apply if not for this clause (i)), and (ii) if the Executive becomes entitled to the benefits under Section 3 of this Agreement, then the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied in full.
2.At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law, subject to the Executive’s rights to receive severance benefits under the terms and conditions set forth in this Agreement.

3.Severance Benefits.
(a)Qualifying Non-CIC Termination. On a Qualifying Non-CIC Termination (as defined below), the Executive will, in addition to all amounts under Section 4 (including, for the avoidance of doubt, any bonus earned for the year prior to the year in which such Qualifying Non-CIC Termination occurs (disregarding continued employment requirements) but unpaid as of the time of such Qualifying Non-CIC Termination), be eligible to receive the following payments and benefits from the Company or GoDaddy, as applicable:
(i)Salary Severance. A single, lump sum cash payment equal to 100% of Executive’s Salary (as defined below), less applicable withholdings;
(ii)Equity Vesting. Vesting acceleration (and exercisability, as applicable) as to the number of the then-unvested shares subject to each of the Executive’s then-outstanding GoDaddy equity awards (or, if applicable, any equity or other awards into which such GoDaddy equity awards are converted or for which they are substituted, in either case, in accordance with the Equity Incentive Plan) that would have vested had the Executive remained in continued employment with the Company through and including the first anniversary of the date of such Qualifying Non-CIC Termination, provided, that any such awards that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied at the time of such termination shall vest only if, and at such point as, the applicable performance conditions are satisfied (and for clarity, shall remain outstanding and eligible to performance vest in accordance with the foregoing following the Executive’s termination in accordance with the performance-vesting terms of the applicable award, and shall be settled at such time(s) as provided in the applicable award agreement(s)). All remaining GoDaddy equity awards that are not vested on the termination date (other than any performance-based awards that remain outstanding pursuant to the immediately preceding sentence), automatically and permanently will be forfeited on the termination date, provided that, notwithstanding the foregoing, (x) in the event of the Executive’s termination of employment that would constitute a Qualifying CIC Termination (as defined below) but for the fact that a Change of Control has not yet occurred, any unvested portion of the Executive’s then-outstanding equity awards will not terminate on the employment termination date and will instead remain outstanding until the earlier of (x) 3 months following the termination date or (y) the occurrence of a Change in Control, solely so that any benefits due on a Qualifying CIC Termination can be provided if a Change in Control occurs within 3 months following the termination date (provided that in no event will the Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration) and (y) if no Change in Control occurs within 3 months following such termination date, any unvested portion of the Executive’s equity awards (other than any performance-based awards that remain outstanding pursuant to the immediately preceding sentence) automatically and permanently will be forfeited on the 3-month anniversary of the day following the date of termination without having vested. The equity award vesting (and exercisability) acceleration described in this Section 3(a)(ii) is referred to herein as the “Non-CIC Equity Acceleration”.
(iii)COBRA Coverage. A single, lump sum cash payment in an amount sufficient on an after-tax basis to pay the total amount of premiums for coverage under COBRA (as defined below) for the Executive and the Executive’s eligible dependents, if any, at the rates then in effect, for a period 12 months from the date of Executive’s Qualifying Non-CIC Termination, less applicable withholdings.
(b)Qualifying CIC Termination. On a Qualifying CIC Termination, the Executive will, in addition to all amounts under Section 4 (including, for the avoidance of doubt, any bonus earned for the year prior to the year in which such Qualifying CIC Termination occurs (disregarding continued employment requirements) but unpaid as of the time of such Qualifying CIC Termination), be eligible to receive the following payments and benefits from the Company or GoDaddy, as applicable:
(i)Salary Severance. A single, lump sum cash payment equal to 100% of the Executive’s Salary, less applicable withholdings.
(ii)Bonus Severance. A single, lump sum cash payment equal to 100% of the Executive’s target annual bonus as in effect for the fiscal year in which the Qualifying CIC Termination occurs (disregarding any reduction(s) in target that would constitute Good Reason), less applicable withholdings.
(iii)COBRA Coverage. A single, lump sum cash payment in an amount sufficient on an after-tax basis to pay the total amount of premiums for coverage under COBRA for the Executive and the Executive’s eligible dependents, if any, at the rates then in effect, for a period 12 months from the date of Executive’s Qualifying CIC Termination, less applicable withholdings.
(iv)Equity Vesting. Vesting acceleration (and exercisability, as applicable) as to 100% of the then-unvested shares subject to each of the Executive’s then-outstanding GoDaddy equity awards (or, if applicable, the equity or other awards into which such GoDaddy equity awards were converted or for which they were substituted for in connection with such Change in Control). In the case of an equity award with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at the greater of (A) actual achievement (if determinable), or (B) 100% of target levels. In the event that GoDaddy equity awards are not assumed or substituted for with awards that maintain the same intrinsic value that they had as of immediately prior to a Change in Control, such GoDaddy equity awards shall vest in full as of immediately prior to such Change in Control such that the Executive will receive payment of the full value thereof (with performance-based vesting awards vesting in the manner provided in the preceding sentence), or, to the extent applicable, the reasonable opportunity to exercise any such awards in advance of the closing of the Change in Control. For the avoidance of doubt, (x) in the event of the Executive’s termination of employment that would constitute a Qualifying CIC Termination but for the fact that a Change of Control has not yet occurred, any unvested portion of the Executive’s then-outstanding equity awards will remain outstanding until the earlier of (x) 3 months following the termination date or (y) the occurrence of a Change in Control, solely so that any benefits due on a Qualifying CIC Termination can be provided if a Change in Control occurs within 3 months following the termination date (provided that in no event will the Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration) and (y) if no Change in Control occurs within 3 months following such termination date, any unvested portion of the Executive’s equity awards automatically and permanently will be forfeited on the 3-month anniversary of the day following the date of termination without having vested.

(c)Qualifying Death or Disability Termination. On a Qualifying Death or Disability Termination (as defined below), the Executive or the Executive’s estate (as the case may be) will, in addition to all amounts under Section 4 (including, for the avoidance of doubt, any bonus earned for the year prior to the year in which such Qualifying Death or Disability Termination occurs (disregarding continued employment requirements) but unpaid as of the time of such Qualifying Death or Disability Termination), will be eligible to receive the Executive’s annual bonus as in effect for the fiscal year in which the Qualifying Death or Disability Termination occurs that actually would be earned based on achievement of performance criteria if Executive had remained employed through the full fiscal year in which the termination of employment occurred, and prorated based on the number of calendar days employed during such fiscal year. Such prorated amount (if any) will be paid no later than one day prior to the date that is 2½ months following the last day of GoDaddy’s fiscal year in which such termination occurred. In addition, the Non-CIC Equity Acceleration shall apply with respect to all equity awards held by the Executive immediately prior to a termination due to the Qualifying Death or Disability Termination.
(d)Termination Other Than a Qualifying Termination. If the termination of the Executive’s employment with the GoDaddy Group (as defined below) is not a Qualifying Termination, then the Executive will not be entitled to receive severance or other benefits (without limiting the terms and conditions of Section 4).
(e)Non-Duplication of Payment or Benefits. For purposes of clarity, in the event of a termination of employment that would constitute a Qualifying CIC Termination but for the fact that a Change of Control has not yet occurred, any severance payments and benefits to be provided to the Executive under Section 3(b) will be reduced by any amounts that already were provided to the Executive under Section 3(a). Notwithstanding any provision of this Agreement to the contrary, if the Executive is entitled to any cash severance, continued health coverage benefits, or vesting acceleration of any equity awards (other than under this Agreement) by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which any member of the GoDaddy Group is a party (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to the Executive.
(f)Death of the Executive. In the event of the Executive’s death before all payments or benefits the Executive is entitled to receive under this Agreement have been provided, the unpaid amounts will be provided to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a single lump sum as soon as possible following the Executive’s death but no later than the date by which such payments must be made to avoid additional taxes under Section 409A (as defined below).
(g)Transfer Between Members of the GoDaddy Group. For purposes of this Agreement, if the Executive is involuntarily transferred from one member of the GoDaddy Group to another, the transfer will not be a termination without Cause but may give the Executive the ability to resign for Good Reason.
(h)Exclusive Remedy. In the event of a termination of the Executive’s employment with the GoDaddy Group, the provisions of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law, tort or contract, or in equity. The Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement

4.Accrued Compensation. On any termination of the Executive’s employment with the GoDaddy Group, the Executive will be entitled to receive all accrued but unpaid compensation, expense reimbursements, wages, bonuses and other benefits due to the Executive under any Company-provided plans, policies, and arrangements, or in the case of bonuses, relating to the immediately preceding fiscal year. For avoidance of doubt, receipt of accrued compensation is not subject to the Release Requirement discussed in Section 5(a).
5.Conditions to Receipt of Severance.
(a)Separation Agreement and Release of Claims. The receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive or the Executive’s estate, as applicable, signing and not revoking a separation agreement and release of claims mutually agreeable between the Executive and the Company substantially based on the form release of claims attached hereto as Appendix 1, which must become effective and irrevocable no later than the 60th day following the Executive’s Qualifying Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 3.
(b)Payment Timing. Except as specifically provided otherwise in Section 3 of this Agreement, any lump sum Salary or bonus payments under Section 3 will be provided on the first regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable (the “Severance Start Date”), subject to any delay required by Section 5(e) below. Any restricted stock units, performance shares, performance units, and/or similar full value awards that accelerate vesting under Section 3(b)(iv) will be settled on the later of (x) 10 days following the date the Release becomes effective and irrevocable, or (y) the date of the Change in Control. In the event the Release Deadline may overlap two (2) calendar years, payment or provision of such severance payments or benefits, as applicable, shall, notwithstanding the timing of execution of such Release, in all cases be made or provided or commence to be made or provided, as applicable, in the later calendar year but otherwise beginning as of the time set forth in this Agreement.
(c)Compliance with Confidentiality Agreement; Return of GoDaddy Group Property. The receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive complying with the Confidentiality Agreement in all material respects and Executive or the Executive’s estate (as applicable) returning all documents and other property provided to the Executive by any member of the GoDaddy Group (with the exception of a copy of the Company employee handbook and personnel, compensation or benefit documents relating to the Executive), developed or obtained by the Executive in connection with his or her employment with the GoDaddy Group, or otherwise belonging to the GoDaddy Group, excluding, in each case, instances of inadvertent non-return of immaterial documents or property.
(d)Non-Disparagement. Following the date Executive’s employment with the GoDaddy Group terminates, Executive agrees not to make any public statement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the GoDaddy, the Company or any of their affiliates or subsidiaries, any of the investment funds invested in GoDaddy or any of their affiliates or any affiliated funds (collectively, the “Covered Group”); provided, that the non-disparagement provisions of this clause (d) will not apply to any statements that Executive makes in addressing any disparaging statements made by the Covered Group or their respective officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are truthful. GoDaddy, the Company and their affiliates and subsidiaries shall instruct their respective officers and directors to refrain from making any disparaging statements about Executive for the same period for which Executive is subject to the non-disparagement provisions of this clause (d); provided, however, that the non-disparagement provisions will not apply to any statements that GoDaddy, the Company or any of their affiliates or subsidiaries or their respective officers and directors make in addressing any disparaging statements made by Executive regarding the Covered Group or its officers and directors so long as such statements are truthful. Executive, GoDaddy, and the Company expressly consider the restrictions contained in this clause (d) to be reasonable.
(e)Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code (as defined below) and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted in accordance with this intent. No payment or benefits to be paid to the Executive on account of a termination of employment, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”), will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. If, at the time of the Executive’s termination of employment, the Executive is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Executive will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following the Executive’s termination of employment (or upon the Executive’s death, if earlier). Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). The Company and the Executive agree to reasonably cooperate to the extent the parties determine that it is necessary or advisable to amend this Agreement to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. In no event will any member of the GoDaddy Group reimburse, indemnify, or hold harmless the Executive for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
(f)Resignation of Officer and Director Positions. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive resigning from all officer and director positions with all members of the GoDaddy Group and the Executive executing any documents the Company may reasonably require solely for the purpose of effecting the same.
6.Limitation on Payments.
(a)Reduction of Severance Benefits. If any payment or benefit that the Executive would receive from any GoDaddy Group member or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount.

The “Best Results Amount” will be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes (calculated at the highest applicable marginal rates), and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (B) reduction of the acceleration of equity or other awards that are not eligible for the treatment described in Q&A 24(c) of Treas. Reg. 1.280G-1 in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity or other awards that are eligible for the treatment described in Q&A 24(c) of Treas. Reg. 1.280G-1 in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will the Executive have any discretion with respect to the ordering of Payment reductions. The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and the Executive will not be reimbursed, indemnified, or held harmless by any member of the GoDaddy Group for any of those payments of personal tax liability.
(b)Determination of Excise Tax Liability. Unless the Company and the Executive otherwise agree in writing, the Company will select a professional services firm (the “Firm”) to make all determinations required under this Section 6, which determinations will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 6. The Company will bear all costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section 6. The Company will have no liability to the Executive for the determinations of the Firm.
7.Definitions. The following terms referred to in this Agreement will have the following meanings:
(a)“Board” means GoDaddy’s Board of Directors.
(b)“Cause” means that the Executive’s (i) willful engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any of its Subsidiaries (as defined in the Equity Incentive Plan); (ii) conviction of, or entry of a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engaging in fraud, material misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to Executive at the expense of the Company or any of its Subsidiaries; (iv) willful material breach of any written policies of the Company or any of its Subsidiaries including any agreement between Executive and the Company (to the extent such policy or policies were previously provided to Executive); or (v) willful and continual failure to substantially perform his or her duties with the Company or any of its Subsidiaries (other than a failure resulting from his or her incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written demand for substantial performance is delivered to Executive by the Company or one of its Subsidiaries which specifically identifies the manner in which the Company believes Executive has not substantially performed Executive’s duties.
(c)“Change in Control” has the same meaning assigned under GoDaddy’s Equity Incentive Plan.
(d)“Change in Control Period” means the period beginning 3 months prior to a Change in Control and ending 18 months following a Change in Control.
(e)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(f)“Code” means the Internal Revenue Code of 1986, as amended.
(g)“Confidentiality Agreement” means the At-Will Employment, Confidential Information, Non-Compete, Work Product & Arbitration Agreement.
(h)“Disability” means the Executive being physically or mentally incapacitated and unable for a period of 6 consecutive months or for an aggregate of 9 months in any 24 consecutive month period to perform Executive’s duties (such incapacity is a “Disability”). Any question as to the existence of a Disability will be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each will appoint a physician and those two physicians will select a third physician who will make such determination in writing. The determination will be final and conclusive for this Agreement.
(i)“Equity Incentive Plan” means the GoDaddy Inc. 2015 Equity Incentive Plan, or the Company’s equity incentive compensation plan then in effect, as applicable.
(j)“GoDaddy Group” means GoDaddy, the Company, and their affiliates and subsidiaries.
(k)“Good Reason” means the termination of the Executive’s employment with any GoDaddy Group member by the Executive in accordance with the next sentence after the occurrence of one or more of the following events without the Executive’s express written consent: (i) a material reduction of Executive’s duties, position, reporting structure (e.g., no longer reporting directly to GoDaddy’s Chief Executive Officer), or responsibilities, relative to Executive’s duties, position, reporting structure or responsibilities as of the Effective Date; (ii) a material reduction in Executive’s Salary or target annual bonus; (iii) the relocation of Executive’s principal place of employment to a facility or location more than 35 miles from Executive’s current place of employment; or (iv) the Company’s or GoDaddy’s material breach of this Agreement or any other agreement with Executive. The Executive’s resignation will only constitute a resignation for Good Reason hereunder if (x) the Executive provides the Company with a written notice of termination within 60 days following the Executive’s actual knowledge of the initial existence of the action or event that the Executive believes gives rise to Good Reason, (y) the applicable GoDaddy Group member has failed to cure the same within 30 days of its receipt of such notice and (z) the date of termination occurs no later than 30 days after the end of the cure period.

(l)“Qualifying Termination” means a termination of the Executive’s employment (i) by a GoDaddy Group member without Cause (for clarity, including Executive’s employment termination in connection with the Company’s and/or GoDaddy’s delivery of a notice of nonrenewal of this Agreement to the Executive at a time when the Executive is able and willing to continue employment on the terms and conditions in effect at the time such notice of nonrenewal is provided to the Executive (disregarding any changes to such terms and conditions of employment that would constitute or give rise to Good Reason (within the meaning of the Employment Letter)), but excluding by reason of the Executive’s death or Disability) or by the Executive for Good Reason, in either case, outside of the Change in Control Period (a “Qualifying Non-CIC Termination”), or (ii) by a GoDaddy Group member without Cause (excluding by reason of the Executive’s death or Disability) or by the Executive for Good Reason, in either case, during the Change in Control Period (a “Qualifying CIC Termination”), or (iii) as a result of the Executive’s death or Disability (a “Qualifying Death or Disability Termination”).
(m)“Salary” means the Executive’s annual base salary as in effect immediately prior to the Executive’s Qualifying Termination (or if the termination is due to a resignation for Good Reason based on a material reduction or series of reductions, as applicable, in base salary, then the Executive’s annual base salary in effect immediately prior to the reduction or series of reductions, as applicable) or, if the Executive’s Qualifying Termination is a Qualifying CIC Termination and the amount is greater, at the level in effect immediately prior to the Change in Control.
8.Successors. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of the Executive upon the Executive’s death, and (b) any successor of the Company or GoDaddy. Any such successor of the Company or GoDaddy will be deemed substituted for the Company or GoDaddy, as applicable, under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company or GoDaddy. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of the Executive’s right to compensation or other benefits will be null and void.
9.Notice.
(a)General. All notices and other communications required or permitted under this Agreement will be in writing and will be effectively given (i) upon actual delivery to the party to be notified; (ii) upon transmission by email (assuming no “bounce back” message is received and that the sending party reasonably believes such email address continues to be used by the party to which it is sent); (iii) 1 business day after deposit with a recognized overnight courier; or (iv) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive will have most recently furnished to the Company and GoDaddy in writing, (B) if to the Company and GoDaddy, at the following address:
GoDaddy.com, LLC
2155 E GoDaddy Way,
Tempe, AZ 85284
Attention: Chief People Officer

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(b)Notice of Termination. Any termination by a GoDaddy Group member for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 9(a) of this Agreement. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 30 days after the later of (i) the giving of the notice or (ii) the end of any applicable cure period).
10.Resignation. The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the GoDaddy Group, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect the resignations.
11.Miscellaneous Provisions.
(a)No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that the Executive may receive from any other source except as specified in Section 3(e).
(b)Waiver; Amendment. No provision of this Agreement will be modified, waived, or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings, or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement, including, for the avoidance of doubt, any other employment letter or agreement, severance policy or program, or equity award agreement with respect to such subject matter.
(e)Choice of Law. This Agreement will be governed by the laws of the State of Texas without regard to Texas conflicts of law rules that may result in the application of the laws of any jurisdiction other than Texas. To the extent that any lawsuit is permitted under this Agreement, the Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in Texas for any lawsuit filed against the Executive by the Company.
(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
(g)Withholding. All payments and benefits under this Agreement will be paid less applicable withholding taxes. The Company is authorized to withhold from any
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payments or benefits all federal, state, local, and/or foreign taxes required to be withheld from the payments or benefits and make any other required payroll deductions. No member of the GoDaddy Group will pay the Executive’s taxes arising from or relating to any payments or benefits under this Agreement.
(h)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows.]
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By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of GoDaddy or the Company by its duly authorized officer.

GODADDY.COM, LLC
By:	/s/ Monica Bailey
Name: Monica Bailey
Title: Chief People Officer
Date: February 8, 2024

GODADDY INC.
By:	/s/ Monica Bailey
Name: Monica Bailey
Title: Chief People Officer
Date: February 8, 2024

JARED SINE
By:	/s/ Jared Sine
Date: February 8, 2024

Appendix 1
RELEASE AGREEMENT
This Release Agreement (this “Release”), is entered into as of [DATE] by the undersigned (“Executive”) and is given in consideration for the promises and payments contained in the Change in Control and Severance Agreement, dated [DATE] (as may be amended from time to time, the “Severance Agreement”), among GoDaddy.com, LLC, a Delaware limited liability company (the “Company”), GoDaddy Inc., a Delaware corporation (“GoDaddy”), and Executive. Capitalized terms used in this Release without definition shall have the meanings ascribed thereto in the Severance Agreement. Executive agrees as follows:
1.Termination Date. Executive’s last day of employment with the GoDaddy Group (as defined below) is [DATE] (the “Separation Date”).
2.Severance Payments. Provided that Executive complies with the terms and conditions of this Release, Executive will receive the cash severance payments, equity vesting, and subsidized health benefits, as applicable (collectively, the “Severance Payments”), set forth in Section 3 of Severance Agreement, less applicable withholdings. For clarity, the Severance Payments shall include the following cash severance payments:
(a)    Accrued Cash Obligations and Cash Severance Amounts.    [___]1
3.No Other Compensation or Benefits. Except for the accrued compensation described in Section 4 of the Severance Agreement, and as otherwise specifically provided herein or as required by COBRA or other applicable law, Executive will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of any member of the GoDaddy Group on or after the Separation Date.
4.Conditions to Receipt of Severance. The provisions of Section 5 of the Severance Agreement (Conditions to Receipt of Severance), which describe the terms regarding the effectiveness of this Release, the timing of payments made under the Severance Agreement, Executive’s obligations with respect to confidentiality, return of property and non-disparagement in connection with and following Executive’s termination of employment, the treatment of payments under and in accordance with Section 409A, and Executive’s obligations with respect to Executive’s resignation from all officer and director positions, are hereby incorporated by reference as if set forth herein in full.
5.Limitations on Payment. The provisions of Section 6 of the Severance Agreement (Limitation on Payment), which describe the terms regarding the application of Sections 280G and 4999 of the Code and the reduction of payments under the Severance Agreement as necessary to avoid non-deductibility and excise tax thereunder, are hereby incorporated by reference as if set forth herein in full.
6.Release.

(a)General Release.2 Subject to certain exceptions and Executive’s protected rights, as respectively set forth in Sections 8 and 9 below, Executive hereby releases and forever discharges the Company, GoDaddy and their subsidiaries and affiliates (collectively, the “GoDaddy Group”) and each of their respective direct or indirect shareholders, officers, employees, directors and agents (collectively, the “Released Parties”) from any and all claims, actions and causes of action (collectively, “Claims”), including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that Executive may have, or in the future may possess arising out of (x) Executive’s employment relationship with and service as a director, employee, officer, consultant or manager of any member of the GoDaddy Group, and the termination of such relationship, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that without limiting any other provisions hereof, the release set forth herein will not apply to (i) the obligations of the GoDaddy Group to pay the Severance Payments or the accrued compensation described in Section 4 of the Severance Agreement, and (ii) the obligations of the GoDaddy Group to continue to provide director and officer indemnification (including as applicable advancement of expenses) to Executive as provided (or as may be provided) in the governing documents of GoDaddy, under any applicable insurance policy maintained by any member(s) of the GoDaddy Group and/or under any agreement entered into between any member(s) of the GoDaddy Group on the one hand and Executive on the other. Executive further agrees that the benefits described in this Release will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that Executive may have against any member of the GoDaddy Group arising out of Executive’s employment relationship with, or Executive’s service as a director, employee, officer, consultant or manager of, the GoDaddy Group and the termination thereof. This Section 6(a) does not apply to any Claims that Executive may have as of the date Executive signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 6(b) of this Release.
(b)Specific Release of ADEA Claims. In consideration of the payments and benefits provided to Executive under this Release, Executive hereby releases and forever discharges each of the Released Parties from any and all Claims that Executive may have as of the date Executive signs this Release arising under ADEA. By signing this Release, Executive hereby acknowledges and confirms the following: (i) Executive was advised by the Company or GoDaddy in connection with Executive’s termination to consult with an attorney of Executive’s choice prior to signing this Release and to have such attorney explain to Executive the terms of this Release, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA; (ii) Executive has been given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of Executive’s choosing with respect thereto; and (iii) Executive is providing the release and discharge set forth in this Release only in exchange for consideration in addition to anything of value to which Executive is already entitled.
(c)Revocation. This Release may be revoked by Executive within the seven-day period commencing on the date Executive signs this Release (the “Revocation Period”). In the event of any such revocation by Executive, all obligations of the

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GoDaddy Group and Executive under this Release will terminate and be of no further force and effect as of the date of such revocation. No such revocation by Executive will be effective unless it is in writing and signed by Executive and received via email by the Chief People Officer of the Company and GoDaddy prior to the expiration of the Revocation Period.
(d)Representation. Executive hereby represents that Executive has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding, or action at law or otherwise against any of the Released Parties.
7.Claim or Breach. Subject to certain exceptions and Executive’s protected rights, as respectively set forth in Sections 8 and 9 below, in the event that Executive (a) files any charge, claim, demand, action or arbitration with regard to Executive’s employment, compensation or termination of employment under any federal, state, local or foreign law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Release or failure to honor the obligations set forth herein or (b) breach any of the covenants contained in or incorporated into this Release, Executive will forfeit the right to receive, or will be required to repay, any payments or provide any benefits provided pursuant to Section 3 of the Severance Agreement.
8.Certain Exceptions.
(a)Notwithstanding anything in this Release or in any other agreement between Executive and any member of the GoDaddy Group, or in any Company code of conduct, employee manual, confidentiality policy or similar document, this Release shall not apply to or waive or release, and Executive has and shall retain the right to (each, to the extent applicable):
(i)any vested benefits as of Executive’s last day of employment under the terms of any applicable health or welfare or retirement plan, program or arrangement of the GoDaddy Group in which Executive was a participant;
(ii)any rights that Executive may have in Executive’s capacity solely as a stockholder of any member(s) of the GoDaddy Group;
(iii)Claims that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance;
(iv)report possible violations of local, state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;
(v)cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;
(vi)make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company or GoDaddy; and
(vii)respond truthfully to a valid subpoena.
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(b)In addition, the Company and GoDaddy want Executive to be aware that:
(i)(A) Executive has the right to not be retaliated against for reporting, either internally to the Company or GoDaddy or to any governmental agency or entity or self-regulatory organization, information which Executive reasonably believes relates to a possible violation of law, (B) it is a violation of federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization (retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act Executive may have performed) and (C) it is unlawful for the Company and GoDaddy to retaliate against Executive for reporting possible misconduct either internally or to any governmental agency or entity, or self-regulatory organization;
(ii)notwithstanding anything contained in this Release or otherwise, Executive may, to the extent contemplated by the At-Will Employment, Confidential Information, Non-Compete, Work Product & Arbitration Agreement between the Company and Executive (the “Restrictive Covenant Agreement”), disclose confidential Company information, including the existence and terms of any confidential agreements between Executive and the GoDaddy Group (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization;
(iii)the Company and GoDaddy cannot require Executive to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and may not offer Executive any kind of inducement, including payment, to do so;
(iv)Executive’s rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy, form, or condition of employment, including by a predispute arbitration agreement; and
(v)even if Executive has participated in a possible violation of law, Executive may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and may also be eligible to receive an award under such laws.
9.Protected Rights.
(a)Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or otherwise is intended to limit Executive’s rights with respect to any disclosure made in compliance with GoDaddy’s Notice of Immunity under the Defend Trade Secrets Act (as set forth in the Employee Handbook), which provides that Executive shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation by GoDaddy or any of its affiliates for reporting a suspected violation of law, Executive may
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disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order.
(b)Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or otherwise prohibits or limits Executive from filing a charge or complaint with, reporting violations of law to, or otherwise communicating with or participating in any investigation or proceeding conducted by, any federal, state or local government agency or commission (including, without limitation, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the Equal Employment Opportunity Commission (the “EEOC”) the National Labor Relations Board (the “NLRB”) or the U.S. Department of Justice) (“Government Agencies”), including disclosing documents or other information pertaining to GoDaddy or any of its affiliates without giving notice to, or receiving further authorization from, GoDaddy or an affiliate. GoDaddy and its affiliates may not retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise would require Executive to waive any monetary award or other payment that Executive might become entitled to from the Government Agency. Moreover, nothing in this Agreement or otherwise prohibits Executive from notifying GoDaddy and its affiliates that he is going to make a report or disclosure to law enforcement. Notwithstanding the foregoing, in making any such disclosures or communications, Executive should take all reasonable precautions to prevent any unauthorized use or disclosure of information that may constitute GoDaddy Confidential Information (as defined in the Restrictive Covenant Agreement) to any parties other than the Government Agencies. Executive is also not permitted to disclose any attorney-client privileged communications with GoDaddy and its affiliates.
(c)Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or otherwise prohibits or limits Executive from exercising Executive’s rights (if any) to engage in concerted activity protected by the National Labor Relations Act.
(d)Executive understands that this Agreement does not prohibit Executive from participating in an investigation or proceeding conducted by, or pursuing an administrative claim with, a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the EEOC or the NLRB. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.
10.Restrictive Covenants. Subject to certain exceptions and Executive’s protected rights, as respectively set forth in Sections 8 and 9 above, Executive acknowledges and agrees that Executive remains subject to the covenants set forth in the Restrictive Covenant Agreement (including with respect to any applicable noncompetition, confidentiality, nonsolictiation of employees and customers and intellectual property) and all other applicable confidentiality, noncompetition, nonsolicitation and other restrictive covenants that Executive may be subject to under any other agreement with the Company or any member of the GoDaddy Group, which are incorporated herein by reference as if such provisions were set forth herein in full.
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11.Cooperation. Executive agrees to cooperate and consult with the GoDaddy Group and its counsel, and to testify on its behalf if necessary, in connection with any administrative, judicial, regulatory, or other proceeding arising from any charge, complaint, or other action relating to the period Executive was employed by the GoDaddy Group, or in connection with any transaction or other matter that requires Executive’s personal knowledge or experience to resolve.  No additional consideration will be paid for this cooperation, consultation, or testimony, except for reimbursement of lost salary or wages and actual travel and lodging expenses necessarily incurred.  This provision does not seek to control the content or nature of Executive’s testimony; rather, it requires only that Executive voluntarily testify and consult if so requested.
12.Non-Admission. This Release, including the provision of payments and benefits described herein, shall not in any way be construed as an admission by the Company, GoDaddy or any other member of the GoDaddy Group (on the one hand) or Executive (on the other) that any such person has acted wrongfully with respect to the other or any other person, or that the Company, GoDaddy or any other member of the GoDaddy Group (on the one hand) or Executive (on the other) any has any rights whatsoever against the other, except as expressly set forth herein.
13.No Transferred Claims; No Previous Claims. Executive represents and warrants to the Company and GoDaddy, that Executive has not heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof. Executive represents and covenants that Executive has not filed, initiated or caused to be filed or initiated any Claim released hereunder against the Company, GoDaddy or any of the other member of the GoDaddy Group.
14.Knowledge of Improper Business Conduct. Executive represents and warrants that Executive has disclosed to the GoDaddy Group all known instances of employee misconduct involving a violation of any applicable GoDaddy Group Code of Business Conduct and Ethics and Anti-Corruption Compliance Policy and Guidelines. Except for those instances disclosed by Executive to the GoDaddy Group, if any, Executive agrees that there are no additional known instances of: (a) any employee or third party working on behalf of the GoDaddy Group that has provided anything of value to any person, including foreign government officials, in order to improperly influence the recipient of such thing of value; (b) any employee or person associated with the GoDaddy Group that has engaged in bribery or corruption of any person, including foreign government officials; or (c) any employee or person associated with the GoDaddy Group that has committed fraud upon the GoDaddy Group or who maintains an actual conflict of interests with the GoDaddy Group.
15.Miscellaneous. The following provisions shall apply for purposes of this Release:
(a)Voluntary Release. Executive agrees that Executive has carefully read this Release and knows its contents, and that Executive signs this Release voluntarily, with a full understanding of its significance, and intending to be bound by its terms.
(b)Section Headings. The section headings contained in this Release are for reference purposes only and shall not affect in any way the meaning or interpretation of this Release.
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(c)Choice of Law. This Release shall be governed by the laws of the State of Texas without regard to Texas conflicts of law rules that may result in the application of the laws of any jurisdiction other than Texas. To the extent that any lawsuit is permitted under this Release, Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in Texas for any lawsuit filed against the Executive by the Company or GoDaddy.
(d)Amendments; Waivers. This Release may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Executive, the Company and GoDaddy or, in the case of a waiver, by the party waiving compliance.
(e)Severability. Any provision of this Release which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Release, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.
(f)Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, and it will not be necessary in making proof of this Release or the terms of this Release to produce or account for more than one of such counterparts. All counterparts shall constitute one and the same instrument. Each party may execute this Release via electronic signature (or transmission of a PDF file) of a counterpart of this Release. In addition, facsimile or electronic or PDF signatures of authorized signatories of any party shall be valid and binding and delivery of a facsimile or electronic or PDF signature by any party shall constitute due execution and delivery of this Release.

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IN WITNESS WHEREOF, each of the undersigned parties have executed this Release as of the date first set forth above.

GODADDY.COM, LLC
By:
Name:
Title:
Date:

GODADDY INC.
By:
Name:
Title:
Date:

JARED SINE

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, NON-COMPETE, WORK PRODUCT & ARBITRATION AGREEMENT
This Agreement between GoDaddy.com, LLC, a Delaware limited liability company with its headquarters in Tempe, Arizona, its subsidiaries, affiliates, successors or assigns (“GoDaddy” or the “Company”), and the undersigned employee (“Employee”), is effective on the date that Employee’s employment with GoDaddy actively begins, or the date that Employee signs this agreement (the “Agreement”), whichever is later.
1. Consideration. Signing this Agreement is a requirement of Employee’s employment with GoDaddy and Employee agrees that employment, if signed on initial hire, or continued employment, if signed during employment, and Employee’s receipt of the compensation, pay raises, the Company’s confidential and proprietary information, and other benefits paid to Employee by the Company, at present and in the future, and its promise to arbitrate all employment-related disputes, is adequate consideration for entering this Agreement. Furthermore, in connection with that employment, GoDaddy will provide Employee with GoDaddy’s confidential information and trade secrets.
2. At-Will Employment. This Agreement does not change the at-will employment relationship between Employee and GoDaddy, which means that either party may terminate the employment relationship at any time with or without cause, reason or notice, subject to the obligations of the parties hereto under any written employment or other written agreement.
3. Duty of Loyalty. While employed with GoDaddy, Employee must faithfully and loyally serve GoDaddy and will not take any actions that would interfere with the business of GoDaddy, or conduct work similar to the work Employee performs for GoDaddy for any company or person without the specific written permission of GoDaddy. These obligations are in addition to the common law and statutory duties that apply to Employee as an agent of GoDaddy, such as the general duty of loyalty owed by an agent.
4. Non-Competition. Employee shall not, during the course of Employee’s employment and for a period of one year (and if one year is determined by a court to be unenforceable, for a period of 6 months) following the termination of Employee’s employment with GoDaddy, serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for (except for passive ownership of up to three percent (3%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) a “competitor” in the same or a similar capacity to which Employee provided services to GoDaddy or GoDaddy’s customers within the prior two years of Employee’s employment. A “competitor” is a person or business that offers products or services that are the same or similar in function or purpose to any products or services provided by GoDaddy.com, LLC, GoDaddy, Inc. or their respective subsidiaries as of the date of the termination of Employee’s employment, including any products or services that any of the foregoing entities have taken material steps toward developing and providing as of such date of termination. Because of the nature of services provided on the Internet, this restriction is not geographically limited, provided, however, that if a court determines that the lack of a geographical limitation renders any part of this Agreement unenforceable, this restriction shall be limited to providing such products or services within a 50 mile radius (and if a 50 mile radius is determined by a court to be unenforceable, within a radius of 30 miles) from any state within the United States or any country outside the

United States, in each case in which GoDaddy.com, LLC, GoDaddy, Inc. or their respective subsidiaries conducts business during Employee’s employment.
In consideration for the foregoing non-competition covenant, GoDaddy shall provide Employee confidential, proprietary, and trade secret information of GoDaddy, including but not limited to financial data, customer information, pricing, or similar confidential information. GoDaddy’s confidential, proprietary, and trade secret information, which Employee acknowledges is sufficient consideration to enter into this Agreement, provides GoDaddy with a competitive advantage in the marketplace. Employee acknowledges that Employee will derive significant value from GoDaddy providing Employee with confidential information and trade secrets to enable Employee to optimize the performance of Employee’s job duties. Employee further acknowledges that Employee’s fulfillment of the obligations in this Agreement, including but not limited to, Employee’s obligations in Sections 4, 5, and 7, is necessary to protect Confidential Information and preserve the value and goodwill of GoDaddy. Employee also acknowledges the time, geographic and scope limitations in Sections 4 and 7 are fair and reasonable in all respects, especially in light of GoDaddy’s need to protect Confidential Information and the scope and nature of the GoDaddy’s business, and that Employee will not be precluded from gainful employment. In the event of Employee’s breach or violation of Sections 4 and/or 7, the restricted periods in Sections 4 and 7 shall be tolled until such breach or violation has been duly cured or resolved.
In the event that any portion of Employee’s non-competition covenant is deemed overbroad or unreasonable, the Parties expressly request that the Court reform the covenant to render it reasonable and not overbroad, and the Parties acknowledge that it is the Parties’ intent to reform the agreement in the broadest manner possible to render it enforceable rather than to invalidate the Agreement.
5. Non-Disclosure of Confidential Information. Subject to the below, Employee will maintain the confidentiality of all Confidential Information, as defined herein, and will not engage in any unauthorized use or disclosure of Confidential Information during employment at GoDaddy and for as long as the information is maintained as Confidential Information by GoDaddy. “Confidential Information” refers to proprietary information in any form related to GoDaddy’s business that GoDaddy has not made public or has not authorized for public disclosure and that is not already generally known to the public or to other persons who might obtain value or competitive advantage from its disclosure or use for so long as such proprietary information remains not generally known to the public or to such other persons (other than through any breach of Employee’s obligations hereunder). Confidential Information includes, but is not limited to: a) information identified by GoDaddy as Confidential, Internal Use Only or Proprietary; b) GoDaddy’s trade secrets, information about released or unreleased products, the marketing or promotion of any of GoDaddy’s products, GoDaddy’s proprietary business policies or practices, litigation strategy or contract negotiations; and c) the intellectual properties of GoDaddy. All Confidential Information is and shall remain the property of GoDaddy, even if disclosed to Employee. Notwithstanding the foregoing, nothing in this Agreement is intended to limit Employee’s rights with respect to any disclosure made in compliance with GoDaddy’s Notice of Immunity under the Defend Trade Secrets Act (as set forth in the Employee Handbook), which provides that Employee shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation by GoDaddy or any of its affiliates for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding, if Employee (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, nothing in this paragraph or any other GoDaddy document or policy prohibits or limits any employees from filing a charge or complaint with, reporting violations of law to, or otherwise communicating with or participating in any investigation or proceeding conducted by, any federal, state or local government agency or commission (“Government Agencies”), including disclosing documents or other information pertaining to GoDaddy without giving notice to, or receiving further authorization from, GoDaddy. GoDaddy may not retaliate against employees for any of these activities, and nothing in this Agreement or otherwise would require employees to waive any monetary award or other payment that you might become entitled to from the Government Agency. Moreover, nothing in this Agreement or otherwise prohibits employees from notifying GoDaddy that they are going to make a report or disclosure to law enforcement. Notwithstanding the foregoing, in making any such disclosures or communications, employees should take all reasonable precautions to prevent any unauthorized use or disclosure of information that may constitute GoDaddy Confidential Information to any parties other than the Government Agencies. Employees are also not permitted to disclose any GoDaddy attorney-client privileged communications.
6. Former Employer Information. Employee agrees that during Employee’s employment with GoDaddy, Employee will not (i) improperly use, disclose, or induce GoDaddy to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity; and (ii) bring onto the premises of GoDaddy or transfer onto GoDaddy’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such employer, person, or entity unless consented to in writing by both GoDaddy and such employer, person, or entity. Employee further agrees that if Employee has signed a confidentiality agreement or similar type of agreement with any former employer or other entity, that Employee will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law, Employee represents and warrant that, to Employee’s knowledge after reasonable review of Employee’s computers, cell phones, electronic devices, and documents, that Employee has returned all property and confidential information belonging to all prior employers.
7. Non-Solicitation. While employed by GoDaddy, and for a period of one year following Employee’s employment with GoDaddy, Employee agrees: a) not to encourage or induce any GoDaddy employees to end their employment relationship with GoDaddy, and b) not to solicit any person or company that is a current GoDaddy customer at the time of the solicitation or contact to offer the sale of any services or products similar to those offered by GoDaddy, if Employee had actual business contact with the customer or acquired Confidential Information about the customer while employed by GoDaddy. For clarity, in no event shall general advertisements or solicitations not intended to target any employees or customers of GoDaddy (or the hiring of individuals who respond to such advertisements) violate or breach the provisions of this Section 7.
8. Work Product Agreement. As an employee of GoDaddy, Employee may generate “Inventions” (as defined below) that relate to the business or activities in which GoDaddy is engaged. Such Inventions may be suggested by, or result from, Employee’s exposure to GoDaddy’s confidential information, or arise out of Employee’s employment with GoDaddy. Employee understands that if such Inventions are not properly protected, they could be used to cause irreparable harm to GoDaddy. As a result, Employee agrees that the restrictions contained in this Agreement are reasonable and necessary to protect GoDaddy’s legitimate business interests.

(a) Assignment of Rights to Inventions. Employee agrees that Employee will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby grants and assigns to the Company, or its designee or nominee, all Employee’s rights, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trade secrets, business processes, software programs and code, software and systems documentation, technical data and know-how, whether or not patentable or subject to register under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is employed by the Company (collectively referred to as “Inventions”), unless the Inventions were developed outside regular business hours without using Company equipment or resources and do not relate to any subject matter with which Employee’s work with GoDaddy is or may be concerned or which relate to the business carried on by GoDaddy. Employee understands and agrees that the decision whether or not to commercialize or market any Invention developed by Employee solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such Invention.
(b) Work for Hire. Employee agrees and acknowledges that all original works of authorship (including literary works, computer programs and code, artistic and graphic works, recordings, models, photographs, slides, motion pictures, and audio-visual works, regardless of the form or manner in which documented or recorded) which are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company, and which are protectable by copyright, whether or not copyright registration is actively sought by or granted to GoDaddy, are “works made for hire,” as that term is defined in the United States Copyright Act.
(c) Third Party Intellectual Property. Employee agrees not to: 1) bring any trade secrets, software or code belonging to others to GoDaddy; or 2) use any trade secrets, software or code belonging to others to produce work product for GoDaddy without proper permission or license from the owners thereof and written permission from GoDaddy.
(d) Disclosure of Prior Inventions. Employee agrees to complete Exhibit A describing all inventions, original works of authorship, development, improvements, and trade secrets which were made by Employee prior to employment with the Company (collectively referred to as “Prior Inventions”), which belong to Employee, which relate GoDaddy’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if Exhibit A is not completed, Employee represents that there are no such Prior Inventions. If Employee in the course of employment with GoDaddy incorporates into a GoDaddy product, process or service a Prior Invention owned by Employee, Employee hereby grants to GoDaddy a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with any product, process or service, and to practice any method related thereto.
(e) Further Assurances. Employee agrees to reasonably assist GoDaddy, or its designee, at GoDaddy’s expense, in every proper way to secure GoDaddy’s rights in the Inventions in any and all countries, including the disclosure to GoDaddy of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that GoDaddy deems proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to GoDaddy, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. Employee agrees that, if GoDaddy is unable because of Employee’s unavailability, mental or physical incapacity, or for any other reason to secure Employee’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering such Inventions, then Employee hereby irrevocably designates and appoints GoDaddy and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Employee. This power of attorney shall be deemed coupled with an interest and shall be irrevocable. Employee further agrees that Employee’s obligations under this Section 8(e) shall continue after the termination of this Agreement.
9. Arbitration Agreement and Class Action Waiver. As a condition of Employee’s employment with GoDaddy, and in consideration of Employee’s employment or continued employment with the Company as stated above, Employee agrees to the following provisions:
(a) Arbitration. The parties agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise) arising out of, relating to, or resulting from Employee’s employment with the Company or the termination of Employee’s employment with the Company, shall be subject to binding arbitration in accordance with the Judicial Arbitration & Mediation Services, Inc. (“JAMS”) Employment Arbitration Rules & Procedures (“JAMS Rules”) that are in effect at the time the demand for arbitration is made. The JAMS Rules are available online at www.jamsadr.com. The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of the JAMS procedural rules.
Disputes that the parties agree to arbitrate, and thereby agree to waive any right to a trial by jury, to the extent permitted under applicable law, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Genetic Information Non-Discrimination Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, any claims of harassment, discrimination, and wrongful termination, breach of contract claims, any statutory or common law claims, and any other claims under federal, state, or local law or regulation. Employee further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Employee.
The Company and Employee agree that neither party will assert a group, class, or collective action against the other, whether in arbitration or court. The Company and Employee agree to waive the right to pursue any group, class, and collective actions against the other. Claims shall only be submitted through individual arbitration. Claims pertaining to different employees shall be heard in separate proceedings.
Except for disputes concerning the enforceability of the group, class, and collective action waiver, the parties agree to delegate to the arbitrator all other claims or disputes regarding this Agreement (including but not limited to its enforceability, scope of terms, and disputes regarding arbitrability under this Agreement).
(b) Procedure. The parties agree that any arbitration will be administered by JAMS pursuant to the JAMS Rules. The parties agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The parties also agree that the arbitrator shall have the power to award any remedies and relief available under applicable law. Employee agrees that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. Employee understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Employee shall pay any filing fees associated with any arbitration that Employee initiates, but only so much of the filing fees as Employee would have instead paid had Employee filed a complaint in a court of law. Employee agrees that the arbitrator shall administer and conduct any arbitration in accordance with the JAMS Rules and laws of the State of Texas, and that the arbitrator shall apply Texas law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with Texas law, Texas law shall take precedence. Employee agrees that the decision of the arbitrator shall be in writing. Employee agrees that any arbitration under this Agreement shall be conducted in the county in which Employee works.
(c) Remedy. Except as provided by Texas law and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between Employee and the Company. Accordingly, except as provided for by Texas law and this Agreement, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.
(d) Administrative Relief. Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Equal Employment Opportunity Commission or the National Labor Relations Board. This Agreement does, however, preclude Employee from pursuing court action regarding any such claim, except as permitted by law.
(e) Voluntary Nature of Agreement. Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Employee further acknowledges and agrees that Employee has carefully read this Agreement and that Employee has asked any questions needed for Employee to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that Employee is waiving Employee’s right to a jury trial. Employee agrees that Employee has been provided an opportunity to seek the advice of an attorney of Employee’s choice before signing this Agreement. Finally, Employee acknowledges and agrees that nothing in this Agreement alters the at-will nature of Employee’s employment with the Company.
(f) Opt-Out. Employee acknowledges that Employee has an opportunity to opt-out of this Arbitration Agreement and Class Action Waiver and avoid being bound by its terms. In order for Employee’s opt-out to be valid, Employee must provide written notice of Employee’s request to opt-out of the Arbitration Agreement and Class Action Waiver to Legal@GoDaddy.com. To be valid, Employee’s written request to opt-out of the

Arbitration Agreement and Class Action Waiver must be sent within ten (10) days of the date Employee signed this Agreement.
10. Remedies. A violation of this Agreement by Employee will cause irreparable harm and continuing injury to GoDaddy for which there is no adequate remedy at law. As a result, if Employee violates this Agreement, GoDaddy will be entitled to injunctive relief, specific performance and any other equitable relief without the need to prove the inadequacy of money damages in addition to all other legal remedies to which GoDaddy may be entitled, including but not limited to actual and consequential damages and attorneys’ fees and costs.
11. Controlling Law; Consent to Personal Jurisdiction. This Agreement shall be construed and governed by the laws of the State of Texas and the Parties consent to the exclusive jurisdiction of the federal or state courts of Washington.
12. Entire Agreement. This Agreement constitutes the entire agreement between the Employee and GoDaddy regarding the subject of the Agreement. This Agreement can only be changed by a written agreement signed by both Parties. None of the provisions of this Agreement will be considered waived by any action or inaction of the Parties, or their agents or employees, but only by an instrument in writing signed by the Parties.
13. Successors and Assigns. This Agreement shall automatically inure to the benefit of all successors and assigns of GoDaddy without need for any further action by GoDaddy or Employee. Employee expressly agrees that GoDaddy shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of or be enforceable by said successors and assigns.
14. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction and cannot be reformed to make it enforceable, then such provision shall be severed from this Agreement and the remaining provisions shall remain in full force and effect.
15. Waiver. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
16. Survivorship. The rights and obligations of the parties to this Agreement will survive termination of Employee’s employment with the Company.
17. Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.
18. Other. This Agreement shall not be interpreted to limit or reduce the common law or statutory rights or remedies of any party hereto.

GODADDY.COM, LLC

By:	/s/ Monica Bailey
Name: Monica Bailey
Title: Chief People Officer
Date: February 8, 2024

Jared Sine

/s/ Jared Sine
Date: February 8, 2024

GODADDY INC.
By:	/s/ Monica Bailey
Name: Monica Bailey
Title: Chief People Officer
Date: February 8, 2024

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